Exhibit 4.3

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is made as of July 26, 2018, by and among International Money Express, Inc. (f/k/a FinTech Acquisition Corp. II) (the “Company”), certain former direct or indirect stockholders of Intermex Holdings II, Inc. identified on the signature pages hereto as Intermex Holders (the “Intermex Holders”), SPC Intermex Representative LLC, solely in its capacity as the Intermex Representative (the “Intermex Representative”), and the other individuals and entities signatory hereto identified on the signature pages hereto as Founding Shareholders  (the “Founding Shareholders”) (each party to this Agreement is referred to singly as a “Voting Party” and collectively as the “Voting Parties”).

RECITALS

WHEREAS, the Company, FinTech II Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub 1”), FinTech II Merger Sub 2 LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub 2”), Intermex Holdings II, Inc., a Delaware corporation (“Intermex”) and Intermex Representative, have entered into an Agreement and Plan of Merger, dated December 18, 2017, (as the same may be amended from time to time, the “Merger Agreement”), pursuant to which Merger Sub 1 will be merged (the “First Merger”) with and into Intermex with Intermex continuing as the initial surviving entity, immediately following which the initial surviving entity will be merged (the “Second Merger,” and together with the First Merger, the “Mergers”) with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity and a direct wholly owned subsidiary of the Company;

WHEREAS, in connection with, and as a condition to the closing of, the Merger, the Voting Parties have agreed to execute and deliver this Agreement;

WHEREAS, as of or immediately following the closing of the Merger, each of the Voting Parties Beneficially Owns (as defined below) shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”);

WHEREAS, the Voting Parties in the aggregate Beneficially Own shares of Common Stock representing more than fifty percent (50%) of the outstanding voting power of the Company; the number of shares of Common Stock Beneficially Owned by each Voting Party as of the date hereof (but not including the Excluded Shares (as defined below)) is set forth on Annex A hereto;

WHEREAS, the number of shares of Common Stock Beneficially Owned by each Voting Party may change from time to time, which changes shall be reported by each Voting Party in accordance with the applicable provisions of the Exchange Act;

WHEREAS, the parties hereto desire to maintain a group and to enter into this Agreement to provide for voting agreements pursuant to which all of the Voting Parties’ shares of Common Stock (other than the Excluded Shares) will be voted together with respect to elections of the Company’s Board of Directors (the “Board”).

NOW THEREFORE, in consideration of the foregoing and of the promises and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.     Definitions. Capitalized terms used and not defined herein shall have the respective meanings assigned to them in the Merger Agreement.

2.     Agreement to Vote. During the term of this Agreement, each Voting Party shall vote or cause to be voted all securities of the Company that may be voted in the election of the Company’s directors registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned” or “Beneficial Ownership”) by, such Voting Party, including any and all securities of the Company acquired and held in such capacity subsequent to the date hereof (hereinafter referred to as the “Voting Shares”), in accordance with the provisions of this Agreement, whether at a regular or special meeting of the Company’s stockholders or any class or series of the Company’s stockholders or by written consent (unless such vote would be inconsistent with such Voting Party’s fiduciary duties under applicable law); provided, that for the purpose of this Agreement, Voting Shares shall not include the securities of the Company set forth on Annex B hereto acquired by a Voting Party on the dates set forth against such Voting Party’s name (such securities, the “Excluded Shares”).

3.     Election of Boards of Directors.

a.     Voting. During the term of this Agreement, to the extent permitted by the Company’s Amended and Restated Certificate of Incorporation, as it may be amended, supplemented or restated from time to time (the “Charter”), each Voting Party shall vote (or consent pursuant to an action by written consent of Company stockholders) all Voting Shares held by such Voting Party in such manner as may be necessary to elect and/or maintain in office as members of the Board the following persons:

i.           Eight (8) persons (the “Designees” and each a “Designee”) designated by the Intermex Representative (as defined herein), of which at least three (3) of the Designees must qualify as an “independent director” under the Exchange Act and the rules of Nasdaq (an “Independent Director”); provided, however, that if at any time during the term of this Agreement: (a) the Intermex Holders collectively Beneficially Own Voting Shares that represent less than 10% of the outstanding shares of Common Stock, then the Intermex Representative shall have the right to designate only one Designee, and (b) the Intermex Holders collectively Beneficially Own Voting Shares that represent less than 5% of the outstanding shares of Common Stock, then the Intermex Representative shall have no right to designate any person for election or re-election to the Board; and

ii.          to the extent not otherwise designated as a Designee above, the Chief Executive Officer of the Company,

provided, however, that the Intermex Representative shall not select a Designee that is subject to any disqualification event under Rule 506(d)(1) under the Securities Act, as modified by Rule 506(d)(2) and (d)(3).  If a Designee is not appointed or elected to the Board because of such person’s death, disability, disqualification, withdrawal as a nominee or for other reasons is unavailable or unable to be a director nominee, the Intermex Representative shall be entitled to designate another Designee (and the Company and the Voting Parties shall use their reasonable best efforts to ensure that such directorship for which the original designee was designated shall not be filled pending such successor designation).

b.     Board Observers.  During the term of this Agreement, to the extent permitted by the Charter, each Voting Party shall support in such manner as may be necessary to maintain in office as a non-voting observer to the Board one person (the “Founder Observer”) designated by FinTech Investor Holdings II, LLC (the “Sponsor”); provided, however, that if at any time during the term of this Agreement the Founding Shareholders collectively Beneficially Own Voting Shares that represent less than 5% of the outstanding shares of Common Stock, then the Sponsor shall have no right to designate any person as an observer to the Board.

c.     Procedures; Rights.  Subject to the limitations set forth in Section 3(a) hereof and unless otherwise provided for pursuant to this Section 3(c), the Intermex Representative shall designate the Designees as set forth in the Form S-4 Registration Statement, dated as of June 27, 2018, for the duration of this Agreement (the “Registration Statement”).  To the extent that the Intermex Representative wishes to designate a Designee other than the Designee so designated in the Registration Statement, the Intermex Representative shall notify the Company in writing (a “Designee Notice”) of the person or persons that are to be a Designee(s) in accordance with this Section 3(c).  All Designee Notices shall be provided (i) in the case of an annual meeting of Company stockholders, not later than the close of business on the 90th day before the anniversary date of the immediately preceding annual meeting of Company stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, a Designee Notice shall be timely delivered if received not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company; and (ii) in the case of a special meeting of Company stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is first made by the Company (as applicable, the “Designation Date”). The Intermex Representative shall provide a copy of such Designee Notice to all other parties hereto at the respective addresses set forth on Annex A or at such other address as a party may specify in writing.  Annually with respect to each Designee, the Intermex Representative must provide the following information prior to the Designation Date: (A) the name, age, business address and residence address of the person, (B) the principal occupation or employment of the Designee, (C) the class or series and number of shares of capital stock of the Company that are Beneficially Owned or owned of record by the Designee and (D) any other information relating to the Designee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; provided, however, that the Company shall provide notice to the Intermex Representative of any failure to provide the information required under this sentence, and the Intermex Representative shall have 10 days upon receipt of notice of such deficiency to cure such failure. So long as a Designee is designated in accordance with the procedures and requirements set forth in Sections 3(a) and 3(c), the Company shall use its reasonable best efforts to ensure that (x) such Designee is included in the Board’s slate of nominees to the stockholders for the applicable election of directors and (y) such Designee is included in the proxy statement prepared by the management of the Company in connection with the solicitation of proxies for the applicable meeting of the stockholders of the Company called with respect to the election of the members of the Board, and at every adjournment or postponement thereof, and on any applicable action or approval by written consent of the stockholders of the Company or the Board with respect to the election of members of the Board.

d.     Obligations; Vacancies; Removal. The obligations of the Voting Parties pursuant to this Section 3 shall include any stockholder vote to amend the Charter and bylaws of the Company as required to effect the intent of this Agreement. Each of the Company and the Voting Parties shall not take any actions that would affect the provisions of this Agreement and the intention of the parties with respect to the composition of the Board as herein stated. In the event any director elected pursuant to the terms hereof ceases to serve as a member of the Board, each of the Company and the Voting Parties, in their capacity as Company stockholders, shall take all such action as is reasonable and necessary to promptly cause the election or appointment of such other substitute person to the Board as may be designated on the terms provided herein, including, with respect to the Voting Parties, voting Voting Shares as to which the Voting Parties have Beneficial Ownership and, with respect to the Intermex Holders,  directing the Designees serving on the board to support a substitute person as designated on the terms provided herein.  For the avoidance of doubt, if a Designee ceases to serve as a member of the Board prior to the expiration of such Designee’s term, then the Intermex Representative shall be entitled to designate a director nominee as such Designee’s successor in accordance with this Agreement (regardless of the Intermex Holders’ Beneficial Ownership in the Company at the time of such vacancy), it being understood that any such designee shall serve the remainder of the term of the director whom such designee replaces (unless duly removed in accordance with the Charter).  Upon the written request of the Intermex Representative to remove its Designee, each Voting Party shall vote or cause to be voted his, her or its Voting Shares for the removal of such director.  No reduction in the Beneficial Ownership of outstanding shares of Common Stock of the Intermex Holders shall shorten the term of any Designee serving as a director.  Nothing in this Section 3(d) will be construed to prohibit, limit or restrict an officer or director from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

4.     Lock-Up.

a.     From the date hereof until the earliest to occur of (x) such time that the number of Voting Shares remaining subject to this Agreement represent, for a period of five (5) consecutive business days, less than fifty percent (50%) of the outstanding voting power of the Company, (y) the written consent of Voting Parties holding a majority of the Voting Shares held by all Voting Parties, and (z) the date that is 15 months following the date hereof (the “Lock-Up Period”), none of the undersigned Voting Parties shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge (other than to a financial institution, insurance company or bank in exchange for borrowed money or other extensions of credit), grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder with respect to the Voting Shares (including pursuant to Rule 144 or by means of a private placement), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Voting Shares, whether any such transaction is to be settled by delivery of Voting Shares or other securities, in cash or otherwise (each of the transactions identified in the immediately preceding clauses (i) and (ii), a “Transfer”), or (iii) publicly announce any intention to effect any Transfer.

b.    Notwithstanding the provisions contained in Section 4(a) hereof, each of the undersigned Voting Parties may transfer Voting Shares (i) to a transferee if consented to in advance by the written consent of Voting Parties holding a majority of the Voting Shares held by all Voting Parties, which consent may be provided on an individual basis with respect to any particular Voting Party, (ii) in the event of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property, (iii) in the event of a consolidation, merger or other similar transaction in which the Company is the surviving entity that results in the directors and officers of the Company ceasing to comprise a majority of the Company’s board of directors (in the case of directors) or management (in the case of officers) of the surviving entity, or (iv) pursuant to a registered offering conducted in accordance with the Registration Rights Agreement (each Transfer identified in clauses (i) through (iv), a “Permitted Transfer” and each transferee identified in clauses (i) through (iv) as applicable, a “Permitted Transferee”); provided, however, that, in the case of clause (i), prior to such Permitted Transfer, these Permitted Transferees shall have entered into a written agreement of the type contemplated by Section 6.

c.     Each of the Voting Parties agree that the restrictions set forth in this Section 4 are fair and reasonable and in the best interests of the Voting Parties.

5.     Controlled Company.  The Voting Parties agree and acknowledge that:

a.     by virtue of this Agreement, from and after the date hereof, they are acting as a “group” within the meaning of Section 13(d)(3) of the Exchange Act for the purpose of causing the Company to continue to qualify as a “Controlled Company” under Rule 5615 of the Nasdaq Corporate Governance Requirements; and

b.     by virtue of the combined voting power of the Voting Parties of more than fifty percent (50%) of the total voting power of the Company outstanding as of the date hereof, the Company will, as of the date hereof, qualify as a “Controlled Company” within the meaning of Rule 5615 of the Nasdaq Corporate Governance Requirements.

6.     Successors in Interest of the Voting Parties and the Company. The provisions of this Agreement shall be binding upon the successors in interest of any Voting Party with respect to any of such Voting Party’s Voting Shares that are Transferred to a Permitted Transferee in accordance with the terms of this Agreement.  Each Voting Party shall not, and the Company shall not, permit the Transfer of any Voting Party’s Voting Shares to a Permitted Transferee unless and until the person to whom such securities are to be Transferred shall have executed a written agreement pursuant to which such Permitted Transferee becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such Permitted Transferee was a Voting Party hereunder.

7.     Representations and Warranties of each Voting Party. Each Voting Party on its own behalf hereby represents and warrants, severally and not jointly, with respect to such Voting Party and such Voting Party’s ownership of his, her or its Voting Shares set forth on Annex A as follows:

a.     Organization; Authority. If Voting Party is a legal entity, Voting Party (i) is duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and (ii) has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. If Voting Party is a natural person, Voting Party has the legal capacity to enter into this Agreement and perform his or her obligations hereunder.  If Voting Party is a legal entity, this Agreement has been duly authorized, executed and delivered by Voting Party. This Agreement constitutes a valid and binding obligation of Voting Party enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

b.     No Consent.  Except as provided in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or other Person on the part of Voting Party is required in connection with the execution, delivery and performance of this Agreement. If Voting Party is a natural person, no consent of such Voting Party's spouse is necessary under any "community property" or other laws for the execution and delivery of this Agreement or the performance of Voting Party’s obligations hereunder.  If Voting Party is a trust, no consent of any beneficiary is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

c.     No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (A) if such Voting Party is a legal entity, conflict with or violate any provision of the organizational documents of Voting Party, or (B) violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Voting Party or to Voting Party’s property or assets, except, in the case of clause (B), that would reasonably be expected to impair the parties ability to fulfill their obligations under this Agreement.

d.     Ownership of Shares.  Voting Party Beneficially Owns his, her or its Voting Shares free and clear of all Encumbrances.  Except pursuant hereto and pursuant to (i) the Letter Agreement dated January 19, 2017 between certain stockholders of the Company and the Company, (ii) the Amended and Restated Limited Liability Company Agreement of the Sponsor, (iii) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Bay Pond Partners, L.P., (iv) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Bay Pond Investors (Bermuda) L.P., (v) the Contingent Sale and Assignment of Economic Interest Agreement dated January 19, 2017 between Daniel G. Cohen and Ithan Creek Master Investors (Cayman) L.P. and (vi) the Contingent Transfer Agreement dated December 18, 2017 among Cohen Sponsor Interests II, LLC, the Company and SPC Intermex Representative (collectively, the “Other Agreements”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Voting Party is a party relating to the pledge, acquisition, disposition, Transfer or voting of Voting Shares and there are no voting trusts or voting agreements with respect to the Voting Shares.   Voting Party does not Beneficially Own (i) any shares of Common Stock other than the Voting Shares set forth on Annex A and the Excluded Shares and (ii) any options, warrants or other rights to acquire any additional shares of Common Stock or any security exercisable for or convertible into shares of Common Stock, other than as set forth on Annex A (collectively, “Options”).

8.     Covenants of the Company.

a.     The Company shall: (i) use its reasonable best efforts to take any and all action reasonably necessary to effect the provisions of this Agreement and the intention of the parties with respect to the terms of this Agreement; (ii) not take any action that would reasonably be expected to adversely affect the rights of the Intermex Holders under this Agreement without the prior written consent of the Intermex Holders; and (iii) not take any action that would reasonably be expected to adversely affect the rights of the Sponsor under this Agreement without the prior written consent of the Sponsor.

b.     The Company shall use its reasonable best efforts to (i) maintain in effect at all times customary directors insurance coverage and (ii) cause the Company’s Charter and bylaws (each as may be further amended, modified or supplemented) to at all times provide for the indemnification, exculpation and advancement of expenses of all directors to the fullest extent permitted under applicable law.

c.     The Company shall use its reasonable best efforts to cause each non-employee director to be compensated on equal terms.  The Company shall pay all reasonable out-of-pocket expenses incurred by the Designees and the Founder Observer in connection with the performance of his or her duties as a director/observer and in connection with his or her attendance at any meeting of the Board.

9.     Covenants of the Voting Parties.

a.     Each Voting Party hereby covenants that, prior to effectuating any Transfer of Voting Shares (a “Proposed Transfer”) during the period from the date hereof to the expiration of the Lock-Up Period, such Voting Party (any such Voting Party a “Transferring Voting Party”) shall provide five (5) business days’ written notice (a “Transfer Notice”) to the Company and the other Voting Parties.  Each such Transfer Notice shall specify the total number of Voting Shares which such Transferring Voting Party seeks to Transfer pursuant to the Proposed Transfer and the identity of the proposed transferee.  Each Voting Party further agrees that any Transfer effected in accordance with the terms and conditions of this Agreement shall be effected in compliance with applicable law and, with respect to each Voting Party that is a member of the board of directors of the Company or an officer of the Company, the Company’s Insider Trading Policy.  The Company hereby covenants and agrees that it shall not instruct the transfer agent for the Company’s Common Stock to effect any Transfers of Common Stock in violation of this Agreement.  In the event of any Transfer of Voting Shares in accordance with the terms of this Agreement, each Voting Party authorizes the Secretary of the Company to update Annex A accordingly.

b.     As required by applicable law, each Voting Party shall, together with the other Voting Parties, file a joint statement on Schedule 13D substantially in the form attached hereto as Exhibit A (the “Joint Schedule 13D”) with the Commission promptly following execution of this Agreement and, thereafter, file any required amendments to the Joint Schedule 13D with the Commission promptly upon termination of this Agreement as to any or all parties hereto and at such other times as may be required by applicable law, and each Voting Party agrees that any such amendments shall be filed on behalf of such party without the necessity of any further agreement. Each Voting Party acknowledges that such party shall be responsible for the timely filing of such amendments and the completeness and accuracy of the information concerning such Voting Party contained therein, but shall not be responsible for the completeness and accuracy of the information concerning other Voting Parties, except to the extent that such Voting Party knows or has reason to believe that such information is inaccurate.

10.   No Other Voting Trusts or Other Arrangement.  Each Voting Party shall not, and shall not permit any entity under Voting Party’s control to, deposit any Voting Shares in a voting trust, grant any proxies with respect to the Voting Shares or subject any of the Shares to any arrangement with respect to the voting of the Voting Shares, in each case, that conflicts with or prevents the implementation of this Agreement.

11.   Additional Shares.  Each Voting Party agrees that all securities of the Company that may vote in the election of the Company’s directors that such Voting Party purchases, acquires the right to vote or otherwise acquires Beneficial Ownership of (including by the exercise or conversion of any security exercisable or convertible for shares of Common Stock) after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute Voting Shares for all purposes of this Agreement.

12.   Selection of Representative.

a.     Selection of Representative for Intermex Holders. The Intermex Holders hereby select Intermex Representative to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the Designees on behalf of the Intermex Holders.  Such proxies shall be deemed coupled with an interest and will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of any such Intermex Holder.  If requested by the Intermex Representative, each Intermex Holder shall constitute and appoint Intermex Representative as the sole and exclusive proxy to vote all of his, her or its Voting Shares pursuant to an executed proxy in a form reasonably acceptable to Intermex Representative.

b.     Selection of Representative for Founding Stockholders. The Founding Stockholders hereby select Sponsor to serve as their true and lawful proxy and attorney-in-fact to effect their rights under Section 3 hereunder to designate the Founder Observer on behalf of the Founding Stockholders.  Such proxies shall be deemed coupled with an interest and will be irrevocable for the term of this Agreement and will survive the death, incompetence or disability of any such Founding Stockholder.  If requested by the Sponsor, each Founding Stockholder shall constitute and appoint the Sponsor as the sole and exclusive proxy to vote all of his, her or its Voting Shares pursuant to an executed proxy in a form reasonably acceptable to the Sponsor.

13.   No Agreement as Director or Officer.  Voting Party is signing this Agreement solely in his, her or its capacity as a stockholder of the Company. No Voting Party makes any agreement or understanding in this Agreement in such Voting Party’s capacity as a director or officer of the Company or any of its subsidiaries (if Voting Party holds such office).  Nothing in this Agreement will limit or affect any actions or omissions taken by a Voting Party in his, her or its capacity as a director or officer of the Company, and no actions or omissions taken in such Voting Party’s capacity as a director or officer shall be deemed a breach of this Agreement.  Nothing in this Agreement will be construed to prohibit, limit or restrict a Voting Party from exercising his or her fiduciary duties as an officer or director to the Company or its stockholders.

14.   Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party hereto and, accordingly, that this Agreement shall be specifically enforceable, in addition to any other remedy to which such injured party is entitled at law or in equity, and that any breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach or an award of specific performance is not an appropriate remedy for any reason at law or equity and agrees that a party’s rights would be materially and adversely affected if the obligations of the other parties under this Agreement were not carried out in accordance with the terms and conditions hereof.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtain any remedy referred to in this Section 14, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

15.   Termination.

a.     This Agreement shall terminate on the earlier of (i) the date on which no person designated pursuant to Section 3 hereof (or a successor thereto) serves as a director of or observer to the Board; and (ii) the date on which the Company files a voluntary petition in bankruptcy or is adjudicated bankruptcy or insolvent, or files any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978, as amended, or any similar law under all applicable jurisdictions.

b.     This Agreement shall terminate as to any Voting Party at such time as such Voting Party ceases to own or otherwise hold the power to direct the vote of any Voting Shares.

c.     Upon termination of this Agreement, none of the Voting Parties shall have any further obligation or liability hereunder, except as required under Section 9(b) hereof.  This provision shall survive termination of this Agreement.

d.     For the avoidance of doubt, on and after the termination of this Agreement, a Voting Party that is a party to one or more Other Agreements shall continue to be bound by such Other Agreements in accordance with their respective terms.

16.   Amendments and Waivers.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company, Intermex Representative and the Sponsor. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

17.   Stock Splits, Stock Dividends, etc. In the event of any stock split, stock dividend, recapitalization, reorganization or the like, any securities issued with respect to Voting Shares held by Voting Parties shall become Voting Shares for purposes of this Agreement.  For the avoidance of doubt, during the term of this Agreement, all dividends and distributions payable in cash with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties and all dividends and distributions payable in Common Stock or other equity or securities convertible into equity with respect to the Voting Shares shall be paid, as applicable, to each of the undersigned Voting Parties, but all dividends and distributions payable in Common Stock or other equity or securities convertible into equity shall become Voting Shares for purposes of this Agreement.

18.   Assignment.  Upon written notice to the Company and the other parties to this Agreement, (a) each Intermex Holder may assign to any affiliate of such Intermex Holder all of its rights hereunder and, following such assignment, such assignee shall be deemed to be an Intermex Holder for all purposes of this Agreement, and (b) the Sponsor may assign to any of its affiliates any or all of its rights hereunder and, following such assignment, such assignee shall be deemed to be a Founding Stockholder for all purposes of this Agreement.  No other party may assign its rights under this Agreement without the prior written consent of the Company, the Intermex Representative and the Sponsor.

19.   Other Rights.  Except as provided by this Agreement, each Voting Party shall retain the full rights of a holder of capital stock of the Company with respect to the Voting Shares, including the right to vote the Voting Shares subject to this Agreement.

20.   Severability. In the event that any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

21.   Governing Law. This Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

22.   Jurisdiction.  Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

23.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

24.   Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

25.   Notices.  Any notices provided pursuant to this Agreement shall be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by electronic mail or facsimile.  Notices provided pursuant to this Agreement shall be provided to the address, email address or facsimile number, as applicable, of each party as set forth on Annex A hereto, or to any other address, email address or facsimile number, as a party designates in writing to the other parties in accordance with this Section 25.

26.   Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

27.   Other Agreements.  For the avoidance of doubt, nothing herein shall amend, waive, modify or limit the Other Agreements.

28.   Further Assurances.  If at any time after the date hereof any further action is necessary or desirable to fully effect the purpose and intent of the parties to this Agreement, each of the parties shall take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

THE COMPANY:

INTERNATIONAL MONEY EXPRESS, INC.

By:	/s/ Robert Lisy
Name: Robert Lisy
Title: Chief Executive Officer

[Signature Page to Shareholders Agreement]

SPC INTERMEX REPRESENTATIVE LLC

By:	/s/ Adam Godfrey
Name: Adam Godfrey
Title: Authorized Signatory

By:	/s/ Justin Wender
Name: Justin Wender
Title: Authorized Signatory

INTERMEX HOLDERS

SPC INTERMEX, LP

By: SPC Intermex GP, LLC, its general partner

By: Stella Point Capital, LLC, its managing member

By:	/s/ Adam Godfrey
Name: Adam Godfrey
Title: Authorized Signatory

By:	/s/ Justin Wender
Name: Justin Wender
Title: Authorized Signatory

[Signature Page to Shareholders Agreement]

C.A.R. HOLDINGS, LLC

By:	/s/ Cesar Rincon
Name: Cesar Rincon
Title: Manager

[Signature Page to Shareholders Agreement]

HAWK TIME ENTERPRISES LLC

/s/ Robert Lisy
Name: Robert Lisy
Title: Manager

ROBERT LISY FAMILY REVOCABLE LIVING TRUST, ROBERT W. LISY, TRUSTEE

/s/ Robert Lisy
Name: Robert Lisy
Title: Trustee

[Signature Page to Shareholders Agreement]

/s/ Darrell Ebbert
Darrell Ebbert

[Signature Page to Shareholders Agreement]

/s/ Jose Perez-Villarreal
Jose Perez-Villarreal

[Signature Page to Shareholders Agreement]

/s/ Robert Lisy
Robert Lisy

[Signature Page to Shareholders Agreement]

/s/ Eduardo Azcarate
Eduardo Azcarate

[Signature Page to Shareholders Agreement]

/s/ William Velez
William Velez

[Signature Page to Shareholders Agreement]

/s/ Randy Nilsen
Randy Nilsen

[Signature Page to Shareholders Agreement]

FOUNDING SHAREHOLDERS:

DGC FAMILY FINTECH TRUST

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Authorized Person

FINTECH INVESTOR HOLDINGS II, LLC

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Authorized Person

SWARTHMORE TRUST OF 2016

By:	/s/ Richard Maiocco
Name: Richard Maiocco
Title: Trustee

COHEN AND COMPANY LLC

By:	/s/ Joseph W. Pooler Jr.
Name: Joseph W. Pooler Jr.
Title: Executive Vice President, Chief Financial Officer and Treasurer

COHEN SPONSOR INTERESTS II, LLC

By:	/s/ Daniel G. Cohen
Name: Daniel G. Cohen
Title: Managing Member

[Signature Page to Shareholders Agreement]

HEPCO FAMILY TRUST

By: /s/ Jonathan Cohen
Name: Jonathan Cohen
Title: Trustee

/s/ Betsy Z. Cohen
Betsy Z. Cohen

/s/ Daniel G. Cohen
Daniel G. Cohen

/s/ James J. McEntee III
James J. McEntee, III

/s/ Shami Patel
Shami Patel

/s/ Jeremy Kuiper
Jeremy Kuiper

/s/ Plamen Mitrikov
Plamen Mitrikov

/s/ Solomon Cohen
Solomon Cohen

[Signature Page to Shareholders Agreement]

Annex A
Voting Shares

Holder	Address	Shares of Common Stock	Warrants	Options	Other Equity Securities/Rights to Acquire Equity Securities
Betsy Z. Cohen	c/o Cohen and Company 3 Columbus Circle 24th floor New York, NY 10019	392,827	-	-	-
Daniel G. Cohen	c/o Cohen and Company 3 Columbus Circle 24th floor New York, NY 10019	492,827	-	-	-
Solomon Cohen	c/o Cohen and Company 3 Columbus Circle 24th floor New York, NY 10019	50,000	-	-	-
DGC Family FinTech Trust	c/o Cohen and Company 3 Columbus Circle 24th floor New York, NY 10019	513,407	-	-	-
FinTech Investor Holdings II, LLC	c/o Cohen and Company 3 Columbus Circle 24th floor New York, NY 10019	3,127,496	182,500	-	-
Swarthmore Trust of 2016	Cira Centre 2929 Arch St., Suite 1703 Philadelphia, PA 19104	370,795	-	-	-
Hepco Family Trust	1845 Walnut Street, 10th Floor Philadelphia, PA 19103	200,000	-	-	-
James J. McEntee, III	Cira Centre 2929 Arch St., Suite 1703 Philadelphia, PA 19104	39,709	-	-	-
Shami Patel	15 Dos Posos Orinda, CA 94563	45,636	-	-	-
Jeremy Kuiper	3308 S Florence Avenue Sioux Falls, SD 57103	45,636	-	-	-
Cohen Sponsor Interests II, LLC	c/o Cohen and Company 3 Columbus Circle 24th floor New York, NY 10019	250,000	-	-	-
Cohen and Company LLC	Cira Centre 2929 Arch St., 17th Floor Philadelphia, PA 19104 Attn: Joe Pooler	80,000	-	-	-
Plamen Mitrikov	2 12th Street, Apt 912 Hoboken, NJ 07030	40,000	-	-	-
SPC Intermex, LP	444 Madison Avenue New York NY 10022	12,348,554	-	-	-
SPC Intermex Representative LLC	444 Madison Avenue New York NY 10022	-	-	-	-

C.A.R. Holdings, LLC	15315 SW 39 Street Davie FL 33331	325,014	-	-	-

Hawk Time Enterprises, LLC	9480 South Dixie Highway Miami FL 33156	438,531	-	-	-

Robert Lisy Family Revocable Living Trust, Robert W. Lisy, Trustee	9480 South Dixie Highway Miami FL 33156	1,422,529	-	-	-

Robert Lisy	9480 South Dixie Highway Miami FL 33156	-	-	1,189,902	-

Darrell Ebbert	9480 South Dixie Highway Miami FL 33156	255,679	-	-	-

Jose Perez-Villarreal	7200 SW 130 Street Miami FL 33156	246,202	-	130,000	-

Eduardo Azcarate	6224 Paradise Point Drive Palmetto Bay FL 33157	241,421	-	175,000	-

William Velez	4581 Weston Road #174 Weston FL 33331	151,968	-	100,000	-

Randall Nilsen	8111 SW 178 Street Palmetto Bay FL 33157	170,922	-	230,000	-

Annex B

Excluded Shares

Holder	Shares of Common Stock	Date of Acquisition
Betsy Cohen	500,000	July 18, 2018
	500,000	June 29, 2018
Daniel Cohen	160,000	June 29, 2018
DGC Family FinTech Trust	140,000	June 29, 2018
James J. McEntee, III	200,000	June 29, 2018
Cohen and Company LLC (through its wholly owned subsidiary)	250,000	July 18, 2018

Exhibit A
Joint Schedule 13D
[See Attached]